                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                 SIX MONTHS      SIX MONTHS ENDED
                                ENDED JUNE 30       DECEMBER 31                      YEARS ENDED JUNE 30,
                                -------------       -----------                      --------------------
                                    2003               2002            2002       2001       2000       1999        1998
                                -------------    ----------------    --------   --------   --------    -------      -----
Income (loss) from
  continuing operations
  before minority interest
  in a consolidated                10,497                916         (16,092)   (36,351)   (51,102)    (9,343)      (193)
  subsidiary and losses
  from equity investees ......
  Fixed charges
  Interest expenses ..........         --                 --              --         --          1          1         51
  Appropriate interest                229                235             367        367        259        111         83
  portion of rentals .........     ------              -----         -------    -------    -------     ------       ----

  Total fixed charges ........        229                235             367        367        260        112        134
                                   ------              -----         -------    -------    -------     ------       ----
Income (loss) from
  continuing operations
  before minority interest
  in a consolidated                10,726              1,151         (15,725)   (35,984)   (50,842)    (9,231)       (59)
  subsidiary and losses            ======              =====         =======    =======    =======     ======       ====
  from equity investees
  plus fixed charges .........
  Ratio of earnings to fixed         46.8                4.9              --         --         --         --         --
  charges (1) ................

(1) For the purpose of computing the ratio of earnings to fixed charges and insufficiency of earnings to fixed charges, earnings consist of income (loss) from continuing operations before minority interest in a consolidated subsidiary and losses from equity investees. Fixed charges consist of the portion of operating lease rental expense that represents an appropriate interest factor and interest expense on indebtedness. Earnings were insufficient to cover fixed charges by $16,092, $36,351, $51,186, $9,441 and $264 for the years ended June
30, 2002, 2001, 2000, 1999 and 1998, respectively.